Exhibit 99.1

News Release

Contact:	Marc Grossman	Atish Shah
	Corporate Affairs	Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	310-205-4030 phone	310-205-8664
	marc_grossman@hilton.com	atish_shah@hilton.com

HILTON REPORTS STRONG FIRST QUARTER 2004 RESULTS

Comparable owned hotel RevPAR increases 2.9%
Fees increase 11% from RevPAR growth across all brands, unit growth
Timeshare revenue increases 45%
Strong performance results in diluted EPS of $.10

Beverly Hills, Calif., April 28, 2004 – Hilton Hotels Corporation (NYSE:HLT) today reported financial results for the first quarter ended March 31, 2004.  Contributing to strong quarterly results were significant increases in the company’s management/ franchise fee and timeshare businesses, along with strong revenue per available room (RevPAR) gains at the company’s comparable owned hotels and each of the company’s brands.

The company reported first quarter 2004 net income of $37 million, versus $9 million in the 2003 quarter.  Diluted net income per share was $.10 in the first quarter, compared with $.02 in the 2003 period.  The 2004 quarter was impacted by the following non-recurring items, which combined to benefit the quarter by less than $.01 per share:  1) $4 million of pre-tax losses on asset dispositions; 2) a $3 million pre-tax increase to interest income related to interest received on a favorable settlement of a prior year Federal income tax matter, and 3) a $2.5 million benefit to the tax provision from the utilization of tax loss carryforwards.

- more -

The 2003 quarter included two non-recurring items (a charge related to the impairment of certain public company equity securities held by the company, and a benefit from utilization of tax loss carryforwards) that combined to adversely impact that quarter by approximately $.02 per share.

The 2004 first quarter also reflects the implementation of Financial Accounting Standards Board Interpretation No. 46 (FIN 46,) which resulted in the consolidation of a previously unconsolidated managed hotel.  The implementation of FIN 46 resulted in an increase in other revenue and expenses from managed and franchised properties and certain other expenses in the 2004 period.  However, it had no impact on reported net income or net income per share.

Hilton reported 2004 first quarter total company operating income of $131 million (a 52 percent increase from $86 million in the 2003 period) on total revenue of $994 million (an increase of 9 percent from $909 million in the 2003 quarter.)  Total company earnings before interest, taxes, depreciation, amortization and non-recurring items (“Adjusted EBITDA”) were $219 million in the 2004 quarter, compared with $197 million in the 2003 period, an increase of 11 percent.  Adjusting for the impact of owned hotel sales since the first quarter of 2003, the aforementioned non-recurring items in 2003 and the implementation of FIN 46, revenue, operating income and Adjusted EBITDA increased 11 percent, 31 percent and 15 percent, respectively.

Owned Hotel Results

Hilton’s owned hotels showed both occupancy and average daily rate (ADR) increases during the quarter as a result of continued improvement in business transient and group travel.  In addition, many of the company’s owned hotels in U.S. gateway cities benefited from increased demand from international visitors (primarily from Europe due to the weak dollar,) while resort and leisure destinations benefited from continuing strong leisure demand.

Company-owned hotels in New York, the Washington, D.C. area, Hawaii and Phoenix posted particularly strong results in the quarter.  San Francisco, while improving, remains a generally soft market.  As anticipated, the company’s owned hotels in Chicago posted weak results in the quarter owing to a reduction in the number of citywide conventions in the market compared to 2003.

Across all brands, revenues from the company’s owned hotels (majority owned and controlled hotels) in the first quarter were essentially flat with the 2003 period at $482 million, due primarily to property sales.  Total revenues from comparable owned properties were up approximately 6 percent in the quarter.  RevPAR from comparable owned hotels increased 2.9 percent in the quarter (in spite of weakness in Chicago which adversely impacted RevPAR growth by two points), with occupancy increasing 1.6 points to 68.3 percent, and ADR increasing 0.6 percent to $146.65.  Group room nights (up more than 3 percent) and revenues from food-and-beverage were both strong in the quarter.

Total owned hotel expenses in the first quarter were essentially flat with the year-ago period at $371 million, again as a result of property sales.  Expenses at the comparable owned hotels increased approximately 5 percent in the quarter, due primarily to the increase in occupied rooms.

Excluding the impact of property sales on owned hotel revenues and expenses, owned hotel margins in the 2004 first quarter, when compared to the 2003 quarter, improved 50 basis points to 23 percent.

System-wide RevPAR; Management/Franchise Fees

Improved business trends, particularly in business transient travel, along with continued strong leisure demand and favorable year-over-year comparisons, enabled all of Hilton’s brands to report significant RevPAR increases in the first quarter, contributing to an exceptionally strong quarter for the company’s fee-based business.  System-wide RevPAR growth at the company’s brands (including franchise properties) was as follows:  Hilton Garden Inn, 10.7 percent; Homewood Suites by Hilton, 7.1 percent; Doubletree, 6.7 percent; Hilton, 6.2 percent; Hampton Inn, 6.0 percent, and Embassy Suites, 4.5 percent.

Management and franchise fees for the quarter totaled $89 million, an 11 percent increase from $80 million in the 2003 period.  The aforementioned RevPAR increases accounted for approximately half of the fee increase, with the addition of new units accounting for the other half.

Brand Development/Unit Growth

RevPAR index figures (year-to-date February 2004 as measured by Smith Travel Research) show continued and significant occupancy and rate premiums for the following Hilton brands:  Embassy Suites, 123.9; Homewood Suites by Hilton, 122.3; Hampton Inn, 118.9; Hilton Garden Inn, 118.0, and Hilton, 109.8.  Doubletree’s RevPAR index for the period was 97.7.

In the first quarter 2004, the company added 27 properties and 3,238 rooms to its system as follows:  Hampton Inn, 14 hotels and 1,196 rooms; Hilton Garden Inn, 8 hotels and 1,206 rooms; Homewood Suites by Hilton, 2 hotels and 185 rooms; Doubletree, 1 hotel and 290 rooms; Conrad, 1 hotel and 313 rooms, and Hilton Grand Vacations, 1 property and 48 units.  Fifteen hotels and 2,852 rooms were removed from the system during the quarter due primarily to product quality issues.  At March 31, 2004, the Hilton system consisted of 2,185 properties and 348,869 rooms.

The company had approximately 400 hotels and 55,000 rooms in its development pipeline at March 31, 2004.  Hilton has more hotel rooms under construction in the U.S. than any other company, according to data from Smith Travel Research.

Brand development activity in the first quarter and April 2004 included the opening of the new 450-room Hilton Omaha at the Omaha Convention Center.  In January, the company introduced “Make It Hampton,” an innovative brand transformation program that will bring a wide range of new products and services to the 1,260-unit Hampton Inn system by 2005.

Also during the quarter, Hampton Inn and Hilton Garden Inn opened their 15th and sixth hotels, respectively, in Canada, while Embassy Suites announced development of its first hotel in Mexico, scheduled to open in Mexico City in early 2005.  The company also announced development of a new 387-room Hilton and 79-suite Homewood Suites by Hilton hotel at the new Buffalo Thunder Resort near Santa Fe, New Mexico.  Conrad Hotels opened its newest property in Bali and signed an agreement to manage a new Conrad on the Las Vegas Strip; the first freestanding Conrad Hotel in North America, located in Miami, is scheduled to open in summer 2004.  Additionally, a survey of customers by Business Travel News named Homewood Suites by Hilton the #1 upper upscale extended-stay brand.

Hilton Grand Vacations

Continuing a string of strong performances, the company’s vacation ownership business, Hilton Grand Vacations Company (HGVC,) posted another exceptional quarter, reporting first quarter revenue of $109 million, an increase of 45 percent from $75 million in the 2003 period.  First quarter expenses were $82 million in the 2004 quarter compared with $56 million in the 2003 period.  Overall unit sales in the quarter were up 29 percent, while the average unit sales price increased 2 percent.

HGVC results were strong across the system, with particularly robust sales at its new properties in Orlando and Las Vegas.  The first phase of 96 units at the Orlando property (the company’s second timeshare development in that market) is virtually sold out, and in Las Vegas, the first phase of 283 units at HGVC’s new property on the Las Vegas Strip (its third development in Las Vegas) is exceeding original expectations in terms of unit sales and profitability.  Hilton recently announced it would begin development of the second phase (a 38-story, 431-unit tower) of the Las Vegas Strip property by year-end 2004, with occupancy expected in summer 2006.  Upon opening of Phase II, approximately half of the planned four-tower, 1,577-unit project will have been completed.

Distribution/Technology

During the first quarter, Hilton reported significant increases in both call volume and gross reservations, confirming the improving demand trends the company has experienced since the third quarter 2003.  Year-to-date March 31, call volume through Hilton’s call centers was up 10 percent (up 17 percent in March alone) over the 2003 period, while gross reservations through Hilton Reservations Worldwide, the Global Distribution System and all Internet sources increased 16 percent (up 24 percent in March alone.)

Reservations made via Hilton’s proprietary brand websites continue to grow at a rapid pace.  In February 2004, the company reported record-breaking gross online reservations and revenue from bookings on its brand websites; such reservations increased 34 percent over February 2003, while expected revenue from such bookings increased 41 percent.  For the month, 83 percent of all online room nights came directly through the company’s own brand websites.  Online reservations (from all sources) account for roughly 13 percent of Hilton’s total bookings.

During the quarter the company successfully tested self-service check-in kiosks at the Hilton New York and Hilton Chicago.  Based on enthusiastic customer response on ease-of-use and time-saving, the company in 2004 will be placing kiosks at the majority of its owned hotels and several of its larger managed properties.

Corporate Finance

At March 31, 2004, Hilton had total debt of $3.7 billion (net of $325 million allocated to Caesars Entertainment, Inc. and $100 million of debt resulting from the consolidation of a managed hotel upon the implementation of FIN 46, which is non-recourse to Hilton.)  This represents a reduction of $100 million during the first quarter.  Approximately 15 percent of the company’s debt is floating rate debt.  Cash and equivalents totaled approximately $144 million at March 31, 2004.  The company’s average basic and diluted share counts for the first quarter were 381 million and 389 million, respectively.

Consolidated net interest expense (interest expense net of interest and dividend income) declined $8 million in the first quarter due to lower average debt balances and the aforementioned benefit to interest income due to the settlement of a prior year Federal tax matter.

Hilton’s debt currently has an average life of 9.5 years, at an average cost of approximately 6.6 percent.

At March 31, 2004, the company had approximately $770 million of available capacity under its line of credit.

The company’s effective tax rate in the first quarter was 34 percent.  During the quarter, the company’s provision for income tax benefited from the utilization of tax loss carryforwards ($2.5 million) as a result of the sale of the Doubletree La Posada.  Excluding this benefit, the company’s effective tax rate was 38.5 percent.

Total hotel capital expenditures in the quarter were $28 million, with an additional $9 million expended for timeshare development.

Revised 2004 Outlook

The company provided a revised and more optimistic outlook for 2004 based on its strong first quarter results, along with the following factors:  a continued strengthening of the U.S. economy; steady improvement in business transient and group travel expected to result in increased pricing power; an increase in international visitors from Europe to such U.S. gateway destinations as New York and Washington, D.C., and an anticipated strong summer travel season.  Strong leisure travel is expected to benefit such markets as San Diego, Santa Barbara and Hawaii, while Boston and New York will benefit this summer from the two political conventions.  Hawaii continues to experience robust visitation from the U.S. mainland, and is seeing improvement in travel from Japan.

Hilton provided the following updated guidance for full-year 2004:

Total revenue	$4.155 billion range
Total Adjusted EBITDA	$990 million range
Total operating income	$635 million range
Comparable owned hotel RevPAR	Increase of 5 – 7%
Diluted earnings per share	Low to mid $.50 range

Total capital spending in 2004 remains on track with previous guidance, approximately $275 million, broken out as follows:  approximately $155 million for routine improvements and technology, $60 million for timeshare projects and $60 million for hotel special projects.

Unit growth for 2004 continues to anticipate 115 – 130 hotels and 15,000 – 17,000 rooms added to the Hilton system.

“The positive trends that we began seeing in the fourth quarter last year gained strength as we entered 2004, resulting not only in a very strong first quarter but confirming our belief that the turnaround in the lodging business is firmly underway,” said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation.  “All facets of our business performed extremely well, and the indicators we are currently seeing – such as the significant increases in call and reservations volume, improved group business and a steady decline in full-service supply growth – bode well certainly for the remainder of this year and, we believe, for future years.

“Achieving a more desirable mix of business as a result of increased business and group travel should enable us to command greater pricing power in 2004 than at any time in the last four years; this year, for the first time since 2000, we expect that about half of our owned hotel RevPAR growth will come from room rate increases.  Along with our continuing focus on cost management, this will help us grow our margins.”

Mr. Bollenbach continued:  “We are particularly excited about the performance of our fee-based and timeshare businesses, both of which have shown consistently outstanding results over the last several quarters.  Hotel owners continue to prefer Hilton brands due to the RevPAR premiums these brands command, as well as for innovative programs such as ‘Make It Hampton,’ and our OnQ technology platform.

Mr. Bollenbach concluded:  “Travelers are taking to the road in ever-increasing numbers, a strong summer travel season is just around the corner and the long-awaited industry recovery is on track.  We are enthusiastic about the outlook for our industry and our company, and confident in our ability to leverage our owned asset base, Family of Brands, distribution capabilities and technology leadership position to take full advantage of this upswing and grow our company for our shareholders.”

#  #  #

Note:  This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts.  The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; supply and demand changes for hotel rooms; competitive conditions in the lodging industry, relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

HILTON HOTELS CORPORATION

Financial Highlights (Unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31
	2003	2004	% Change
Revenue
Owned hotels	$483	$482	—%
Leased hotels	24	26	8
Management and franchise fees	80	89	11
Timeshare and other income	83	120	45
	670	717	7
Other revenue from managed and franchised properties	239	277	16
	909	994	9
Expenses
Owned hotels	372	371	—
Leased hotels	23	25	9
Depreciation and amortization	86	83	(3)
Impairment loss and related costs	17	—	—
Other operating expenses	75	101	35
Corporate expense, net	19	19	—
	592	599	1
Other expenses from managed and franchised properties	239	274	15
	831	873	5

Operating income from unconsolidated affiliates	8	10	25

Operating income	86	131	52

Interest and dividend income	7	10	43
Interest expense	(75)	(70)	(7)
Net interest from unconsolidated affiliates and non-controlled interests	(5)	(6)	20
Net loss on asset dispositions	(1)	(4)	300
Income before taxes and minority and non-controlled interests	12	61	408
Provision for income taxes	(1)	(21)	—
Minority and non-controlled interests, net	(2)	(3)	50
Net income	$9	$37	311%

Net income per share
Basic	$.02	$.10	400%
Diluted	$.02	$.10	400%

Average shares - basic	377	381	1%
Average shares - diluted	403	389	(3)%

Results in the 2004 first quarter reflect the implementation, effective January 1, 2004, of Financial Accounting Standards Board Interpretation No. 46, revised December 2003 (FIN 46), “Consolidation of Variable Interest Entities.”  FIN 46 requires that a variable interest entity (VIE), as defined, be consolidated by the company that is subject to the majority of the risk of loss from the VIE’s activities, or is entitled to receive a majority of the entity’s residual returns, or both.  We identified one management contract, which due to the terms of an existing performance guarantee, qualifies as a VIE and of which we are the primary beneficiary.  As a result, this previously unconsolidated managed hotel has been consolidated as of January 1, 2004.  The revenue and operating expenses of this property are included in other revenue and expenses from managed and franchised properties in the accompanying financial highlights.  Implementation of FIN 46 had no impact on reported net income, net income per share or Adjusted EBITDA.

HILTON HOTELS CORPORATION

U.S. Owned Statistics(1)

	Three Months Ended March 31
	2003	2004	%/pt Change

Hilton
Occupancy	66.8%	68.6%	1.8	pts
Average Rate	$152.96	$153.32	0.2%
RevPAR	$102.13	$105.22	3.0%

All Other
Occupancy	66.6%	66.3%	(0.3	)pts
Average Rate	$104.81	$106.90	2.0%
RevPAR	$69.77	$70.91	1.6%

Total
Occupancy	66.7%	68.3%	1.6	pts
Average Rate	$145.79	$146.65	0.6%
RevPAR	$97.30	$100.15	2.9%

(1)                                  Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2004 and owned by us since January 1, 2003.

HILTON HOTELS CORPORATION

System-wide Statistics (1)

	Three Months Ended March 31
	2003	2004	%/pt Change

Hilton
Occupancy	64.0%	67.0%	3.0	pts
Average Rate	$127.42	$129.31	1.5%
RevPAR	$81.56	$86.60	6.2%

Hilton Garden Inn
Occupancy	61.1%	66.5%	5.4	pts
Average Rate	$95.30	$96.85	1.6%
RevPAR	$58.19	$64.43	10.7%

Doubletree
Occupancy	62.8%	66.6%	3.8	pts
Average Rate	$102.73	$103.32	0.6%
RevPAR	$64.46	$68.78	6.7%

Embassy Suites
Occupancy	67.5%	70.0%	2.5	pts
Average Rate	$122.00	$122.84	0.7%
RevPAR	$82.33	$86.03	4.5%

Homewood Suites by Hilton
Occupancy	66.6%	70.5%	3.9	pts
Average Rate	$95.10	$96.38	1.3%
RevPAR	$63.37	$67.90	7.1%

Hampton
Occupancy	61.0%	63.2%	2.2	pts
Average Rate	$77.74	$79.54	2.3%
RevPAR	$47.43	$50.26	6.0%

Other
Occupancy	52.8%	64.5%	11.7	pts
Average Rate	$117.94	$120.29	2.0%
RevPAR	$62.25	$77.53	24.5%

(1)                                  Statistics are for comparable hotels, and include only those hotels in the system as of March 31, 2004 and owned, operated or franchised by us since January 1, 2003.

HILTON HOTELS CORPORATION

Supplementary Statistical Information

	March				Change to
	2003		2004		March 2003		December 2003
	Number of		Number of		Number of		Number of
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Hilton
Owned	38	28,568	36	27,492	(2)	(1,076)	—	(4)
Leased	1	499	1	499	—	—	—	—
Joint Venture	7	2,737	10	4,177	3	1,440	—	—
Managed	17	10,601	24	13,750	7	3,149	—	(353)
Franchised	168	45,213	158	42,361	(10)	(2,852)	(1)	(376)
	231	87,618	229	88,279	(2)	661	(1)	(733)
Hilton Garden Inn
Owned	1	162	1	162	—	—	—	—
Joint Venture	2	280	2	280	—	—	—	—
Managed	—	—	3	391	3	391	—	—
Franchised	160	21,941	185	25,383	25	3,442	8	1,206
	163	22,383	191	26,216	28	3,833	8	1,206
Doubletree
Owned	9	3,156	8	2,894	(1)	(262)	(1)	(262)
Leased	6	2,151	6	2,144	—	(7)	—	—
Joint Venture	30	8,868	25	7,427	(5)	(1,441)	—	—
Managed	57	15,375	38	10,035	(19)	(5,340)	(6)	(1,550)
Franchised	52	11,787	73	17,020	21	5,233	2	718
	154	41,337	150	39,520	(4)	(1,817)	(5)	(1,094)
Embassy Suites
Owned	5	1,023	4	881	(1)	(142)	—	—
Joint Venture	27	7,279	27	7,279	—	—	—	—
Managed	57	14,699	54	14,136	(3)	(563)	—	—
Franchised	82	18,540	89	20,257	7	1,717	—	—
	171	41,541	174	42,553	3	1,012	—	—
Homewood Suites by Hilton
Owned	3	398	3	398	—	—	—	—
Managed	34	4,135	36	4,304	2	169	—	—
Franchised	85	9,302	93	10,243	8	941	2	185
	122	13,835	132	14,945	10	1,110	2	185
Hampton
Owned	1	133	1	133	—	—	—	—
Managed	23	3,018	35	4,461	12	1,443	1	138
Franchised	1,198	121,502	1,225	123,409	27	1,907	5	322
	1,222	124,653	1,261	128,003	39	3,350	6	460

Timeshare	28	3,289	31	3,692	3	403	1	48

Other
Owned	1	300	1	300	—	—	—	—
Joint Venture	3	1,392	3	1,394	—	2	—	1
Managed	12	3,639	12	3,559	—	(80)	1	313
Franchised	—	—	1	408	1	408	—	—
	16	5,331	17	5,661	1	330	1	314

Total
Owned	58	33,740	54	32,260	(4)	(1,480)	(1)	(266)
Leased	7	2,650	7	2,643	—	(7)	—	—
Joint Venture	69	20,556	67	20,557	(2)	1	—	1
Managed	200	51,467	202	50,636	2	(831)	(4)	(1,452)
Timeshare	28	3,289	31	3,692	3	403	1	48
Franchised	1,745	228,285	1,824	239,081	79	10,796	16	2,055

TOTAL PROPERTIES	2,107	339,987	2,185	348,869	78	8,882	12	386

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Historical Data

($ in millions)

	Three Months Ended March 31
	2003	2004	% Change

Adjusted EBITDA	$197	$219	11%
Proportionate share of depreciation and amortization of unconsolidated affiliates	(7)	(7)	—
Non-recurring items	(17)	—	—
Operating interest and dividend income	(1)	(1)	—
Operating income from non-controlled interests	—	3	—
Net loss on asset dispositions	(1)	(4)	300
Minority and non-controlled interests, net	(2)	(3)	50
EBITDA	169	207	22
Depreciation and amortization	(86)	(83)	(3)
Interest expense, net	(73)	(66)	(10)
Provision for income taxes	(1)	(21)	—
Net income	$9	$37	311%

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Reconciliation of Adjusted EBITDA to EBITDA and Net Income

Future Performance – Full Year 2004 Outlook

($ in millions, except per share amounts)

Estimated
Full Year
2004

Adjusted EBITDA	$990
Proportionate share of depreciation and amortization of unconsolidated affiliates	(30)
Operating interest and dividend income	(3)
Operating income from non-controlled interests	8
Net loss on asset dispositions	(4)
Minority and non-controlled interests, net	(9)
EBITDA	952
Depreciation and amortization	(332)
Interest expense, net	(280)
Provision for income taxes	(132)
Net income	$208

Diluted EPS	$.53

HILTON HOTELS CORPORATION

Supplemental Financial Information (Unaudited)

Owned Hotel Revenue and Expenses

Adjusted for Asset Sales

($ in millions)

	Three Months Ended March 31
	2003	2004	% Change

Revenue - owned hotels	$483	$482
Less sold hotels	(30)	(3)
Revenue - comparable owned hotels	$453	$479	6%

Expenses - owned hotels	$372	$371
Less sold hotels	(21)	(2)
Expenses - comparable owned hotels	$351	$369	5%

NON-GAAP FINANCIAL MEASURES

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe that our presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors.  The following discussion defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States Generally Accepted Accounting Principles (GAAP), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors.  Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We do not reflect such items when calculating EBITDA, however, we adjust for these items and refer to this measure as Adjusted EBITDA. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting.  We use Adjusted EBITDA in this press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management.  Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions.  Adjusted EBITDA is also widely used by management in the annual budget process.  Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company.  Adjusted EBITDA for 2004 reflects EBITDA adjusted for the following items:

Gains and Losses on Asset Dispositions and Non-Recurring Items

We exclude from Adjusted EBITDA the effect of gains and losses on asset dispositions and non-recurring items, such as asset write- downs and impairment losses. We believe the inclusion of these items is not consistent with reflecting the on-going performance of our assets. Management believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period.  The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations.

Proportionate Share of Depreciation and Amortization of Unconsolidated Affiliates

Our consolidated results include the equity earnings from our unconsolidated affiliates after the deduction of our proportionate share of depreciation and amortization expense from unconsolidated affiliates.  We exclude our proportionate share of depreciation and amortization expense from unconsolidated affiliates from Adjusted EBITDA to provide a more accurate measure of our proportionate share of core operating results before investing activities and to provide consistency with the performance measure we use for our consolidated properties.

Operating Interest and Dividend Income

Interest and dividend income from investments related to operating activities is included in our calculation of Adjusted EBITDA.  We consider this income, primarily interest on notes receivable issued to properties we manage or franchise and dividend income frominvestments related to the development of our core businesses, to be a part of our core operating results.

Non-Controlled Interest

The consolidation of non-controlled interests in accordance with Financial Accounting Standards Board Interpretation No. 46 (FIN 46) resulted in an increase in certain revenue and expenses in the 2004 period, however, it had no net impact to our consolidated net income. We exclude from Adjusted EBITDA the corresponding amounts of operating income, net interest expense, tax provision and non-controlled interest reported on our income statement to the extent these amounts belong to other ownership interests.  These exclusions are shown in their respective lines on the Reconciliation of Adjusted EBITDA to EBITDA and Net Income.

Minority Interest, Net

We exclude the minority interest in the income or loss of our consolidated joint ventures because these amounts effectively include our minority partners’ proportionate share of depreciation, amortization, interest and taxes, which are excluded from EBITDA.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA has certain limitations.   Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest andincome tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  EBITDA and Adjusted EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and thereconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.